Exhibit 23.9
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-___) pertaining to the Equity Award Plan for Employees and Officers of Covanta Holding Corporation (formerly known as Danielson Holding Corporation) of our reports dated March 14, 2005, with respect to the consolidated financial statements and schedules of Covanta Energy Corporation included in its Annual Report (Form 10-K) as of December 31, 2004 and for the periods January 1, 2004 through March 10, 2004 and March 11, 2004 through December 31, 2004, Covanta Energy Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Covanta Energy Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MertoPark, NJ
November 29, 2005